SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2026

AI Era Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55979	37-1740351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

144 Main Street, Mt. Kisco, NY	10549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 336-2398

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

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Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2026, AI Era Corp. (the “Company”) entered into a Vice Chairman Agreement (the “Agreement”) with Mark Iwanowski (the “Vice Chairman”).

Mr. Iwanowski is a Partner at Pegasus Tech Ventures with a focus on U.S. investments. He is an experienced veteran in the international technology sector, having been a successful serial entrepreneur with three global startups ultimately acquired by Fortune 500 companies. He was previously Managing Director with Trident Capital focusing on investments in IT, Software, Communications and CleanTech. Mr. Iwanowski also served as Senior Vice President Global IT and CIO for Oracle Corporation, where he helped transition Oracle into the Software as a Service business and drove over $1 billion in cost savings through IT consolidation. During his time at Oracle, he was actively involved in the acquisition and integration of approximately $20 billion of complementary technology companies. Prior to that, he co-managed a Digital Transformation Outsourcing business at SAIC. He has also held executive positions with Raytheon and Honeywell. Before entering the corporate world, Mr. Iwanowski played professional football with the New York Jets, Oakland Raiders, and Kansas City Chiefs. He holds a Bachelor’s degree in Engineering from the University of Pennsylvania, a Master’s degree in Engineering from the California Institute of Technology, and an M.B.A. from National University.

Pursuant to the Agreement, the Company appointed Mr. Iwanowski to serve as Vice Chairman of the Company in a non-executive, advisory capacity. The position is not a position on the Board of Directors, and Mr. Iwanowski is not a member of the Board of Directors or an “officer” of the Company for purposes of the Securities Exchange Act of 1934, as amended. The Vice Chairman serves as an independent contractor and strategic advisor to the Chairman.

The Vice Chairman’s responsibilities include assisting the Chairman with strategic planning and execution, supporting the Company’s external image, brand positioning and investor relations activities, identifying and developing relationships with potential strategic partners, investors and business opportunities, and providing high-level advice on the Company’s growth, development and AI media initiatives. The Vice Chairman has no authority to enter into contracts, hire or terminate personnel, approve budgets or expenditures, or make operational decisions on behalf of the Company.

Under the Agreement, the Vice Chairman receives no cash compensation. The sole compensation consists of equity compensation in the form of non-qualified stock options (“NSOs”). The Company will grant the Vice Chairman NSOs having an aggregate grant date fair market value of $150,000 on or about each anniversary of the Effective Date (subject to Board or Compensation Committee approval and execution of a separate grant agreement). Each annual grant vests as follows: 50% on the six-month anniversary of the grant date and the remaining 50% in equal monthly installments over the following six months.

In addition, if the Vice Chairman personally introduces and successfully secures a “New Client,” he is eligible to receive additional NSOs equal to 8% of the First-Year Revenue generated from such New Client (determined using the Black-Scholes model or other Board-approved valuation methodology).

The Agreement has an initial term of one year commencing June 12, 2026, and automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least 30 days prior to the end of the then-current term. Either party may terminate the Agreement at any time, with or without cause, upon 30 days’ prior written notice.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Item

9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Vice Chairman Agreement, dated June 12, 2026, by and between AI Era Corp. and Mark Iwanowski
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AI Era Corp.

By: /s/ Chiyuan Deng
Chiyuan Deng
President and Director

Date: June 15, 2026

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